Exhibit 99.1

AMBAC EXERCISES SURPLUS NOTE CALL OPTIONS

NEW YORK, June 12, 2012 — Ambac Assurance Corporation (“Ambac Assurance”) today announced that it issued exercise notices relating to a call option on approximately $289 million of surplus notes.

On June 5, 2012, Ambac Assurance issued exercise notices relating to a call option expiring on June 7, 2012, for $500 million of surplus notes. The acquisition of the $500 million of surplus notes has been completed.

As previously announced on June 5, 2012, following a hearing held on June 4, 2012, the Circuit Court for Dane County, Wisconsin approved a motion submitted by the Wisconsin Commissioner of Insurance, acting as the Rehabilitator of the Segregated Account of Ambac Assurance, permitting Ambac Assurance to exercise two call options on approximately $789 million of surplus notes issued by Ambac Assurance.

Ambac Assurance

Ambac Assurance is a guarantor of public finance and structured finance obligations, and is the principal operating subsidiary of Ambac Financial Group, Inc. (“Ambac”).

Ambac, headquartered in New York City, is a holding company whose affiliates provided financial guarantees and financial services to clients in both the public and private sectors around the world. On November 8, 2010, Ambac filed a petition for relief under Chapter 11 of the United States Bankruptcy Code (“Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (“Bankruptcy Court”). The Bankruptcy Court entered an order confirming Ambac’s plan of reorganization on March 14, 2012. Ambac is not currently able to estimate when it will be able to consummate such plan. Upon consummation of the plan of reorganization, Ambac’s existing common stock will be cancelled and extinguished and the holders thereof will not be entitled to receive, and will not retain, any property or interest on account of such common stock. Until the plan of reorganization is consummated and Ambac emerges from bankruptcy, Ambac will continue to operate in the ordinary course of business as “debtor-in-possession” in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court. Ambac’s common stock trades in the over-the-counter market under ticker symbol ABKFQ.

Contact Information:

Michael Fitzgerald

212-208-3222

mfitzgerald@ambac.com